Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com

AMGEN RESTRUCTURES DUE TO LOWER ARANESP®

REVENUES WHILE CONTINUING TO INVEST IN

INNOVATION AND FUTURE GROWTH

EXPECTS TO REDUCE STAFF BY 12-14 PERCENT

PRE-TAX RESTRUCTURING CHARGES OF

$600 MILLION - $700 MILLION ANTICIPATED

CHANGES ADJUSTED EARNINGS GUIDANCE FOR 2007

FROM $4.28 TO A RANGE OF $4.13 - $4.23 PER SHARE

THOUSAND OAKS, Calif. (Aug. 15, 2007) – Amgen (NASDAQ: AMGN) today announced initiatives that will reduce company staff by 12-14 percent and deliver other operational efficiencies while ensuring continued investment at industry-leading levels in research and development. These initiatives will be substantially completed by 2008 and yield pre-tax savings from prior plan of between $1.0 billion - $1.3 billion in 2008. Cumulative pre-tax restructuring charges associated with these changes are expected to be $600 million - $700 million in 2007 and 2008, which includes $289 million for asset impairment and related costs reported in the second quarter. The company also announced that adjusted earnings per share guidance for 2007 has been changed from $4.28 to

AMGEN RESTRUCTURES DUE TO LOWER ARANESP® REVENUES WHILE

CONTINUING TO INVEST IN INNOVATION AND FUTURE GROWTH

a range of $4.13 - $4.23, excluding restructuring charges, due to lower Aranesp® revenues. Adjusted earnings per share (EPS) guidance excludes restructuring charges, stock option expense, certain expenses related to acquisitions and certain other items. These expenses and other items are itemized on the reconciliation table below.

“At Amgen we have always been committed to investing in the future while squarely facing the challenges of today,” said Kevin Sharer, Amgen’s chairman and chief executive officer. “Recent changes in coverage rules and adjustments to Amgen’s FDA approved labels for EPOGEN® and Aranesp have and will adversely affect Amgen’s revenue. The initiatives announced today respond to that new reality by taking account of reduced revenues and appropriately lowering costs across the company. We will continue to strongly support our research efforts directed at development of new medicines for grievously ill patients. These changes will also position Amgen for success in 2008 and beyond.”

Plans announced by the company to improve its cost structure include:

•	Reducing headcount by 12-14 percent, or approximately 2,200-2,600 staff;

•	Reducing planned capital expenditures by approximately $1.9 billion during the period 2007-2008, with a resulting improvement in cash flow;

•	Closing certain production operations and rationalizing other facilities to achieve improved efficiencies; and

AMGEN RESTRUCTURES DUE TO LOWER ARANESP® REVENUES WHILE

CONTINUING TO INVEST IN INNOVATION AND FUTURE GROWTH

•	Making choices about the highest priorities in research and development and operations that build the framework for future growth.

These initiatives will be implemented in a manner designed to ensure continued responsiveness to the needs of customers and patients, the fair treatment of all staff and the future health of the company. The company plans to minimize the impact of the targeted reduction in force on our people through the use of attrition, hiring freezes and a voluntary transition program. Amgen staff adversely affected by these initiatives will be treated with respect and receive career counseling assistance in securing new employment.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be

AMGEN RESTRUCTURES DUE TO LOWER ARANESP® REVENUES WHILE

CONTINUING TO INVEST IN INNOVATION AND FUTURE GROWTH

found in our Form 10-K for the year ended Dec. 31, 2006, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on

AMGEN RESTRUCTURES DUE TO LOWER ARANESP® REVENUES WHILE

CONTINUING TO INVEST IN INNOVATION AND FUTURE GROWTH

the market. Our business may be impacted by government investigations, litigation and products liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

CONTACTS: Amgen, Thousand Oaks

David Polk, 805-447-4613 (media)	Arvind Sood, 805-447-1060 (investors)

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AMGEN RESTRUCTURES DUE TO LOWER ARANESP® REVENUES WHILE

CONTINUING TO INVEST IN INNOVATION AND FUTURE GROWTH

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2007

			2007
“Adjusted” earnings per share guidance - excluding stock option expense			$4.13 - $ 4.23
Known adjustments to arrive at GAAP earnings:
Restructuring charges	(a	)	(0.39 - 0.45)
Amortization of acquired intangible assets, product technology rights	(b	)	(0.16)
Stock option expense	(c	)	(0.10 - 0.12)
Tax settlement	(d	)	0.08
Amortization of acquired intangible assets, R&D technology rights	(e	)	(0.04)
Write off of deferred financing and related costs	(f	)	(0.03)
Write off the cost of a semi-completed manufacturing asset	(g	)	(0.03)
Other merger-related expenses	(h	)	(0.01)
Write-off of Alantos and Ilypsa acquired in-process research & development and other merger-related expenses	(i	)	—

GAAP earnings per share guidance			$3.37 -$ 3.55

(a)	To exclude restructuring related costs including asset impairment charges, accelerated depreciation and staff separation costs.

(b)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation acquisition. The total 2007 non-cash charge is currently estimated to be approximately $296 million, pre-tax.

(c)	To exclude the estimated stock option expense associated with Amgen’s adoption of Statement of Financial Accounting Standards No. 123R.

(d)	To exclude the income tax benefit recognized as the result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service for prior periods.

(e)	To exclude the ongoing, non-cash amortization of the research and development technology intangible assets acquired with the Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”) acquisitions. The total non-cash charge for 2007 is currently estimated to be approximately $71 million, pre-tax.

(f)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(g)	To exclude the impact of writing off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(h)	To exclude other merger related expenses incurred due to the Tularik Inc., Abgenix and Avidia acquisitions.

(i)	In connection with the acquisitions of Alantos Pharmaceutical Holding, Inc. and Ilypsa, Inc., Amgen will incur a one-time expense associated with writing off acquired in-process research and development. In addition, Amgen will incur other merger-related expenses. As the final amount of such expenses has not yet been determined, no adjustment is reflected above.